Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

NEWPORT CORPORATION ANNOUNCES NEW
$275 MILLION SECURED REVOLVING CREDIT FACILITY

Irvine, California — July 18, 2013 — Newport Corporation (NASDAQ: NEWP) today announced that it has entered into a new $275 million senior secured revolving credit facility, with a $50 million expansion option, through a syndicate of global financial institutions led by JPMorgan Chase Bank, N.A.  The new credit facility replaces the Company’s existing $250 million senior secured credit facility, has a term of five years and initially bears an interest rate of 2.0% over LIBOR, or 1.0% over a base rate, at the Company’s option, with a commitment fee of 0.35% on the undrawn amount of the facility.  The interest rate spreads and commitment fee are subject to adjustment in future periods based on the Company’s total leverage ratio, as set forth in the Credit Agreement.  The facility is subject to customary covenants, including those relating to the Company’s total leverage and fixed charge coverage ratios.

Upon the closing of this new credit facility, Newport repaid its existing facility in full by borrowing $120 million under the new facility, and repaying the remainder from the Company’s cash balances, which reduced its outstanding senior secured debt by approximately $32.6 million.  The Company is permitted to use the new facility for working capital, acquisitions, stock repurchases and other general corporate purposes.

Newport expects the lower interest rates and fees under the new facility, combined with the lower loan balance, to reduce its financing costs by approximately $0.5 million per quarter beginning in the third quarter of 2013.  The Company will record a non-cash charge of $3.4 million in the third quarter of 2013 to write off the remaining unamortized balance of the previously capitalized fees related to the prior credit facility.

Commenting on the new facility, Charles F. Cargile, Newport’s Senior Vice President, Chief Financial Officer and Treasurer, stated, “We are very pleased to have completed this refinancing, which gives us significantly greater flexibility from a borrowing capacity, cash flow and covenant perspective, with lower on-going financing costs.  We are confident that it will provide us with the liquidity we need to execute our strategic plan and fuel our future growth.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, defense and security, and industrial manufacturing markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the amount and timing of the company’s expected reduction in its financing costs resulting from the new credit facility, its expectation of greater flexibility under the new facility, and its expectation that the new facility will provide the company with sufficient liquidity to execute its strategic plan and fuel future growth.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to a number of factors, as well as future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.